October 25, 2006

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Posts Record Quarterly Earnings Per Share

LINCOLN, NE – October 25, 2006 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today record quarterly diluted earnings per share of $0.67 for the three months ended September 30, 2006, an increase of 31.4 percent, compared to $0.51 for the same period one year ago. Net income for the three months ended September 30, 2006 increased 34.5 percent to a record level of $11.5 million compared to $8.6 million earned for the three months ended September 30, 2005.

For the nine months ended September 30, 2006, the Company reported a 27.1 percent increase in diluted earnings per share to $1.78 compared to $1.40 for the first nine months of 2005. Year-to-date net income through September 30, 2006 was $30.4 million, an increase of 30.3 percent, compared to $23.3 million for the comparable period in 2005.

Contributing to the increases in earnings per share and net income for the three- and nine-month periods ended September 30, 2006 was a $2.7 million pre-tax prepayment fee on a commercial real estate loan. Impacting the diluted earnings per share results were expenses related to employee stock options which totaled $0.02 and $0.05 per share for the three and nine months ended September 30, 2006, respectively. The Company began expensing shareholder-approved stock options following the implementation of new accounting guidelines in 2006.

Highlights from the third quarter of 2006 included:

•	Net loans increased to a record level of $3.0 billion;
•	Net interest income increased 27.9 percent to $34.1 million compared to the three months ended September 30, 2005;
•	Deposit and debit card fees increased 7.7 percent to a record $4.6 million compared to the same three month period in 2005; and
•	The Company announced plans to establish a new full-service banking facility in Papillion, Nebraska by the end of 2006.

“Our Company’s third quarter performance continues to reflect the strength of our business model in a very challenging interest rate environment,” said Gilbert G. Lundstrom, chairman and chief executive officer. “We remain focused on balance sheet management while building our infrastructure with the goal of increasing long-term shareholder value.”

The Company has achieved twelve consecutive quarters of double-digit earnings per share growth when measured on a quarter-over-comparable-quarter basis.

Synopsis of Third Quarter and Year-to-Date 2006 Performance

Net Interest Income

For the three months ended September 30, 2006, net interest income increased 27.9 percent to $34.1 million compared to $26.7 million for the same period one year ago. Net interest income totaled $94.7 million for the nine months ended September 30, 2006, an increase of 23.4 percent, compared to $76.7 million for the same period in 2005. Increases in net interest income during the three- and nine-month periods ended September 30, 2006 were attributable primarily to a continued increase in the average yield on the net loan portfolio supplemented by the $2.7 million pre-tax loan prepayment fee collected during the third quarter.

Net interest margin and average interest rate spread were 4.40 percent and 4.03 percent, respectively, for the three months ended September 30, 2006 compared to 3.55 percent and 3.29 percent, respectively, for the comparable period in 2005. The receipt of the prepayment fee in the third quarter of 2006 positively impacted the Bank’s net interest margin and average interest rate spread by 34 basis points for the three months ended September 30, 2006.

Noninterest Income

Noninterest income for the three months ended September 30, 2006 was $6.9 million, an increase of 4.9 percent, compared to $6.6 million for the three months ended September 30, 2005. Growth in noninterest income between the two periods is attributable primarily to a $330,000 increase in deposit and debit card fees.

Year-to-date noninterest income through September 30, 2006 increased 8.5 percent to $20.5 million compared to $18.9 million in the same period in 2005. The increase resulted primarily from a $1.5 million increase in deposit and debit card fees.

Noninterest Expense

For the three months ended September 30, 2006, total noninterest expense amounted to $21.1 million, a 17.6 percent increase, compared to $18.0 million recorded for the same period ended September 30, 2005. The quarter-over-quarter increase in noninterest expense was attributable primarily to increases of $2.1 million in employee salary and benefits expense, $703,000 in other operating expense and $233,000 in marketing and advertising expense. Included in the employee salary and benefits expense was a $1.3 million increase in salaries and health insurance costs associated with the Bank’s growth in personnel and normal salary increases combined with a $420,000 charge related to the expensing of employee stock options.

Year-to-date noninterest expense through September 30, 2006 totaled $61.4 million, an increase of 14.5 percent or $7.8 million, compared to $53.7 million for the nine months ended September 30, 2005. Included in the period-over-period comparison were increases of $5.6 million in salaries and employee benefits, $1.2 million in other operating expense and $486,000 in marketing and advertising expense. The increase in salaries and employee benefits resulted primarily from a $2.3 million increase in salaries paid due to increased staffing levels and normal salary increases, a $1.3 million charge relating to the expensing of employee stock options, an $807,000 increase in health insurance cost and an $801,000 increase in employee stock ownership plan expense. Contributing to the increase in other operating expense was $874,000 in legal expense primarily related to the Company’s preparation and trial of the damage portion of the goodwill claims the Bank has pursued against the United States as disclosed in the Company’s December 31, 2005 Annual Report on Form 10-K.

Asset Quality

At September 30, 2006, nonperforming loans were $19.9 million, or 0.67 percent of net loans, compared to $14.4 million, or 0.51 percent of net loans, at December 31, 2005. Nonperforming assets totaled $24.9 million, or 0.74 percent of total assets, at September 30, 2006 compared to $16.9 million, or 0.52 percent of total assets, at year-end 2005. The year-to-date increases in nonperforming loans and assets resulted primarily from increases of $8.2 million in nonperforming residential construction loans, $2.5 million in real estate owned and $2.1 million in nonperforming business loans. These combined increases were offset partially by a $5.2 million reduction in nonperforming multi-family residential loans.

Charged off loans, net of recoveries, totaled $948,000 for the three months ended September 30, 2006 compared to $591,000 for the three months ended September 30, 2005. The majority of charge-offs for the September 30, 2006 quarterly period were consumer-related loans.

Provisions for loan losses were $1.1 million for the three months ended September 30, 2006 compared to $1.7 million for the same period in 2005. The allowance for loan losses was 1.08 percent of net loans at September 30, 2006 compared to 1.09 percent at December 31, 2005.

Consolidated Statements of Financial Condition

Total assets at September 30, 2006 were $3.4 billion, an increase of $128.7 million or 4.0 percent, compared to $3.2 billion at December 31, 2005. Year-to-date asset growth was driven primarily by an increase of $139.0 million in net loans.

Total liabilities amounted to $3.0 billion at September 30, 2006, an increase of $92.4 million or 3.2 percent, compared to $2.9 billion at December 31, 2005. Liability growth for the first nine months of 2006 was primarily the result of increases of $133.3 million in FHLB advances and other borrowings and $30.5 million in retail bank deposits. Collectively, these increases were partially offset by a $64.8 million decline in brokered time deposits.

Stockholders’ equity increased $36.3 million, or 11.7 percent, to $345.1 million at September 30, 2006 compared to $308.9 million at December 31, 2005. The increase in stockholders’ equity for the first nine months of 2006 was primarily related to a $27.1 million increase in retained earnings associated with year-to-date net income of $30.4 million.

During the three months ended September 30, 2006, the Company repurchased approximately 8,700 shares to support employee benefit programs. Nearly 1.7 million shares remain eligible for repurchase under a 2004 Board of Director approved buyback plan. To date, the Company has repurchased over 4.5 million shares.

On September 29, 2006, the Company paid shareholders of record on September 15, 2006 a cash dividend of $0.07 per share. The September dividend represents the eleventh consecutive quarterly cash dividend paid to shareholders.

Other Developments

In August, the Bank announced plans to open a new full-service banking facility located in Papillion, Nebraska. The Papillion office, which will become the Bank’s thirteenth facility in the Omaha metropolitan area, is positioned in one of the fastest growing suburban population markets in the Bank’s tri-state banking region. The new office will offer consumers and businesses a wide array of financial products and services complete with deposit, lending and investment banking specialists and extended hours. The Papillion office is expected to open before the end of the year.

The Bank also announced in September plans to sell its Plainville and Stockton, Kansas offices to Stockton National Bank of Stockton, Kansas. The sale of these two offices will allow the Bank to strategically refocus resources and management into its existing and more contiguous bank office network and to better leverage and manage other growth opportunities. The Plainville and Stockton deposits, real estate and other fixed assets are to be sold with all loans and investment accounts being retained by the Bank. The sale of the Plainville and Stockton offices, which were acquired in 1988 from federal regulators following the closure of Rooks County Savings Association, is expected to close by the end of 2006.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.4 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 70 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with the growth of a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated issues associated with the construction of a new banking office in Papillion, Nebraska and the sale of two banking offices in Plainville and Stockton, Kansas; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation
Consolidated Statements of Financial Condition
September 30, 2006 (Undaudited) and December 31, 2005

(Dollars in thousands, except per share data)	September 30, 2006	December 31, 2005
ASSETS
Cash and due from banks	$61,350	$83,534
Federal funds sold	--	4,500

Total cash and cash equivalents	61,350	88,034

Investment securities:
Held to maturity, at cost which approximates fair value	95	111
Available for sale, at fair value	114,633	102,614
Mortgage-backed securities, available for sale, at fair value	14,217	19,752
Loans receivable:
Net loans (includes loans held for sale of $16,690 and $8,666
at September 30, 2006 and December 31, 2005, respectively)	2,983,627	2,844,670
Allowance for loan losses	(32,359)	(30,870)

Net loans after allowance for loan losses	2,951,268	2,813,800

FHLBank Topeka stock, at cost	61,051	58,491
Premises and equipment, net	39,766	39,509
Accrued interest receivable	23,104	19,190
Goodwill	42,228	42,283
Other intangible assets, net	8,815	10,041
Other assets	34,459	28,450

Total assets	$3,350,986	$3,222,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,979,082	$2,014,568
Deposits held for sale	24,970	23,751

Total deposits	2,004,052	2,038,319

FHLBank Topeka advances and other borrowings	948,217	814,924
Advance payments from borrowers for taxes, insurance and
other escrow funds	18,991	24,864
Accrued interest payable	6,418	7,289
Accrued expenses and other liabilities	28,159	28,012

Total liabilities	3,005,837	2,913,408

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,172,673 and 18,150,773 shares issued and outstanding
at September 30, 2006 and December 31, 2005, respectively	226	226
Additional paid-in capital	356,737	358,587
Retained earnings, substantially restricted	102,386	75,282
Treasury stock, at cost; 4,402,402 and 4,424,302 shares at
September 30, 2006 and December 31, 2005, respectively	(101,309)	(101,584)
Unallocated common stock held by Employee Stock
Ownership Plan	(12,040)	(13,169)
Unearned common stock held by Management Recognition
and Retention Plan	--	(9,368)
Accumulated other comprehensive loss, net	(851)	(1,107)

Total stockholders’ equity	345,149	308,867

Total liabilities and stockholders’ equity	$3,350,986	$3,222,275

TierOne Corporation
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Interest income:
Loans receivable	$57,562	$44,208	$158,333	$122,303
Investment securities	2,424	2,001	6,601	6,131
Other interest-earning assets	3	--	79	--

Total interest income	59,989	46,209	165,013	128,434

Interest expense:
Deposits	15,614	10,909	43,023	29,740
FHLBank Topeka advances and other borrowings	10,234	8,604	27,309	21,961

Total interest expense	25,848	19,513	70,332	51,701

Net interest income	34,141	26,696	94,681	76,733
Provision for loan losses	1,148	1,691	4,290	4,402

Net interest income after provision
for loan losses	32,993	25,005	90,391	72,331

Noninterest income:
Fees and service charges	5,585	5,291	16,268	15,306
Debit card fees	702	543	2,003	1,531
Income (loss) from real estate operations, net	(55)	14	(120)	6
Net gain (loss) on sales of:
Investment securities	--	1	21	14
Loans held for sale	396	552	1,566	1,525
Real estate owned	(2)	(1)	(66)	49
Other operating income	303	204	858	486

Total noninterest income	6,929	6,604	20,530	18,917

Noninterest expense:
Salaries and employee benefits	12,526	10,457	36,469	30,861
Occupancy, net	2,311	2,186	6,685	6,312
Data processing	547	517	1,648	1,510
Advertising	1,177	944	3,638	3,152
Other operating expense	4,550	3,847	13,008	11,852

Total noninterest expense	21,111	17,951	61,448	53,687

Income before income taxes	18,811	13,658	49,473	37,561
Income tax expense	7,294	5,095	19,047	14,212

Net income	$11,517	$8,563	$30,426	$23,349

Net income per common share, basic	$0.70	$0.53	$1.85	$1.44

Net income per common share, diluted	$0.67	$0.51	$1.78	$1.40

Dividends declared per common share	$0.07	$0.06	$0.20	$0.17

Average common shares outstanding, basic (000’s)	16,557	16,226	16,470	16,191

Average common shares outstanding, diluted (000’s)	17,228	16,728	17,130	16,637

TierOne Corporation
Selected Financial and Other Data

(Dollars in thousands)	September 30, 2006	December 31, 2005
Selected Financial and Other Data:
Total assets	$3,350,986	$3,222,275
Cash and cash equivalents	61,350	88,034
Investment securities:
Held to maturity, at cost which approximates fair value	95	111
Available for sale, at fair value	114,633	102,614
Mortgage-backed securities, available for sale, at fair value	14,217	19,752
Loans receivable:
Loans held for sale	16,690	8,666
Total loans receivable	3,600,729	3,499,813
Unamortized premiums, discounts and deferred loan fees	4,527	4,778
Undisbursed portion of construction and land
development loans in process	(638,319)	(668,587)

Net loans	2,983,627	2,844,670
Allowance for loan losses	(32,359)	(30,870)

Net loans after allowance for loan losses	2,951,268	2,813,800

Deposits	2,004,052	2,038,319
FHLBank Topeka advances and other borrowings	948,217	814,924
Stockholders’ equity	345,149	308,867
Average interest-earning assets (year-to-date)	3,069,116	2,933,358
Average interest-bearing liabilities (year-to-date)	2,769,963	2,664,150
Nonperforming loans	19,880	14,405
Nonperforming assets	24,864	16,851
Allowance for loan losses	32,359	30,870
Nonperforming loans as a percent of net loans	0.67%	0.51%
Nonperforming assets as a percent of total assets	0.74%	0.52%
Allowance for loan losses as a percent of
nonperforming loans	162.77%	214.30%
Allowance for loan losses as a percent of net loans	1.08%	1.09%

	Three Months Ended September 30,		Nine Months Ended September 30,
Selected Operating Ratios:	2006	2005	2006	2005
Average yield on interest-earning assets	7.73%	6.14%	7.17%	5.90%
Average rate on interest-bearing liabilities	3.70%	2.85%	3.39%	2.61%
Average interest rate spread (1)	4.03%	3.29%	3.78%	3.29%
Net interest margin (1)	4.40%	3.55%	4.11%	3.52%
Average interest-earning assets to average
interest-bearing liabilities	110.97%	109.95%	110.80%	110.07%
Net interest income after provision for loan
losses to noninterest expense	156.28%	139.30%	147.10%	134.73%
Total noninterest expense to average assets	2.55%	2.24%	2.50%	2.31%
Efficiency ratio (2)	50.33%	52.53%	52.18%	54.67%
Return on average assets	1.39%	1.07%	1.24%	1.00%
Return on average equity	13.70%	11.65%	12.48%	10.86%
Average equity to average assets	10.16%	9.18%	9.93%	9.25%
Return on tangible equity (3)	15.98%	13.98%	14.66%	13.12%

(1)	Excluding the receipt of the $2.7 million loan prepayment fee, our average interest rate spread would have been 3.69% and 3.67% for the three and nine months ended September 30, 2006. Our net interest margin would have been 4.06% and 4.00% for the three and nine months ended September 30, 2006 after excluding the loan prepayment fee.

(2)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.

(3)	Return on tangible equity is calculated as annualized net income as a percentage of average stockholders’ equity adjusted for goodwill and other intangible assets.

TierOne Corporation
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	September 30, 2006		December 31, 2005
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$350,040	9.68%	$384,722	10.96%
Second mortgage residential	127,207	3.52	160,208	4.57
Multi-family residential	146,063	4.04	166,579	4.75
Commercial real estate and land	837,375	23.15	692,420	19.74
Residential construction	870,932	24.07	943,378	26.89
Commercial construction	413,562	11.43	351,767	10.03
Agriculture	67,609	1.87	57,008	1.62

Total real estate loans	2,812,788	77.76	2,756,082	78.56

Business	198,535	5.49	177,592	5.06

Agriculture - operating	88,163	2.43	72,518	2.07

Warehouse mortgage lines of credit	104,798	2.90	95,174	2.71

Consumer loans:
Home equity	69,837	1.93	61,600	1.75
Home equity line of credit	132,912	3.68	141,021	4.02
Home improvement	59,672	1.65	69,165	1.97
Automobile	87,986	2.43	85,515	2.44
Other	62,728	1.73	49,812	1.42

Total consumer loans	413,135	11.42	407,113	11.60

Total loans	3,617,419	100.00%	3,508,479	100.00%

Unamortized premiums, discounts
and deferred loan fees	4,527		4,778
Undisbursed portion of construction and
land development loans in process	(638,319)		(668,587)

Net loans	2,983,627		2,844,670
Allowance for loan losses	(32,359)		(30,870)

Net loans after allowance for loan losses	2,951,268		2,813,800

(1) Includes loans held for sale	$16,690		$8,666

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

# # #